INVESTMENT ADVISORY AGREEMENT

dated April 19, 2016

between Two Roads Shared Trust and Holbrook Holdings, Inc.

EXHIBIT A

As amended: March 19, 2025

Fund	Investment Advisory Fee	Effective Date
Holbrook Income Fund	0.80%	April 19, 2016
Holbrook Structured Income Fund	1.00%	February 2, 2022
Holbrook Total Return Fund	0.65%	March 19, 2025

TWO ROADS SHARED TRUST,

On behalf of the Funds included herein on Exhibit A

By: /s/ Timothy Burdick

Name: Timothy Burdick

Title: Vice President and Secretary

HOLBROOK HOLDINGS, INC.

By: /s/ Scott Carmack

Name: Scott Carmack

Title: Chief Executive Officer

Ex (d)(14) - 1